Exhibit 10.1
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of January 30, 2006 (this “Agreement”), is entered into by and among Tyler Technologies, Inc., a Delaware corporation (“Tyler”), and all of the stockholders of MazikUSA, Inc., an Illinois corporation (“M-USA”), consisting of M.A. “Sid” Siddiqui (“Sid”), Syed Abu Fahad (“Sy”), and Mohammed Asif (“Mo”) (Sid, Sy, and Mo are sometimes individually referred to herein as a “Stockholder” and collectively as the “Stockholders”).
Background
     The Stockholders are the record and beneficial owner of all of the issued and outstanding capital stock of M-USA, consisting of 1000 shares of common stock, $1.00 par value per share (the “M-USA Shares”).
     M-USA owns 100% of the capital equity interests of Mazik Pakistan, a corporation organized under the laws of Pakistan (“M-Pak”) with offices located in Karachi, Pakistan. M-USA also owns 50% of the equity interests of Mazik International, LLC, a Dubai, United Arab Emirate joint venture company with offices located in Karachi, Pakistan and Dubai, United Arab Emirate (“M-Int’l”). For purposes of this Agreement, all references to the “Company” shall mean and include M-USA, M-Pak, and M-Int’l.
     Tyler desires to purchase all, but not less than all, of the M-USA Shares, and Stockholders desire to sell all of the M-USA Shares, on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which all parties mutually acknowledge, the parties, intending to be legally bound, agree as follows:
Article I
Purchase and Sale of M-USA Shares
     Section 1.01. Purchase and Sale of M-USA Shares. The Stockholders hereby sell, transfer, assign, and deliver to Tyler, and Tyler hereby purchases, accepts, assumes, and receives, good and marketable title and interest in and to the M-USA Shares, free and clear of any liens, encumbrances, pledges, restrictive agreements, or adverse claims of any nature whatsoever.
     Section 1.02. Purchase Price. The aggregate purchase price for the M-USA Shares is $12,000,000 (the “Purchase Price”), consisting of a combination of (a) $9,500,000 cash (the “Cash Purchase Price”) and (b) $2,500,000 of Tyler common stock, $.01 par value per share (the “Tyler Shares”). The Purchase Price shall be allocated among the Stockholders as follows:
     (a) Sid shall receive $10,000,000 consisting of (i) $8,500,000 cash and (ii) $1,500,000 of Tyler Shares in exchange for 833.34 M-USA Shares;
     (b) Sy shall receive $1,000,000 consisting of (i) $500,000 cash and (ii) $500,000 of Tyler Shares in exchange for 83.33 M-USA Shares; and
     (c) Mo shall receive $1,000,000 consisting of (i) $500,000 cash and (ii) $500,000 of Tyler Shares in exchange for 83.33 M-USA Shares.

     Section 1.03. Provisions Relating to the Tyler Shares.
     (a) The Tyler Shares shall be valued based on the twenty-day trading average (ending on the day immediately preceding the date hereof) of Tyler common stock as reported by the New York Stock Exchange (NYSE:TYL).
     (b) As promptly as practicable but in any event within ten (10) business days following the date hereof, Tyler shall deliver a certificate or certificates representing the Tyler Shares to the Stockholders, in such denominations and in such names as each Stockholder may request. As promptly as practicable following the date hereof, Tyler shall cause the Tyler Shares to be approved for listing (subject to official notice of issuance, but in any event, no later than ninety (90) days after the date hereof) on the New York Stock Exchange.
     (c) As of the date hereof and subject to the restrictions set forth in Section 1.03(d), each Stockholder shall have all rights, including voting rights and dividend rights, as all other holders of Tyler common stock.
     (d) The Tyler Shares issued pursuant to this Agreement shall not be registered under the Securities Act of 1933, as amended (the “Securities Act”). Any sale, assignment, gift, pledge, disposal, or other transfer of the Tyler Shares must be made in compliance with the Securities Act. Each certificate representing Tyler Shares shall bear substantially the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF ALL SUCH LAWS.
Article II
The Closing
     Section 2.01. Closing; Closing Date. The transfer of the M-USA Shares and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution hereof. The date of this Agreement is referred to from time to time herein as the “Closing Date.”
     Section 2.02. Deliveries by Tyler. Concurrently herewith, Tyler has delivered or shall cause to be delivered the following:
     (a) A wire transfer for the Cash Purchase Price in immediately available funds to be delivered to the accounts specified by each Stockholder in writing to be transmitted to Tyler under separate cover;
     (b) Certificates representing the Tyler Shares or copies of the written instructions to Tyler’s transfer agent authorizing the issuance of the Tyler Shares;
     (c) Executed Employment Agreements for each of Sid, Sy, and Mo, substantially in the form of Exhibits A-1, A-2, and A-3, respectively; and

     (d) Such other documents and instruments as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.
     Section 2.03. Deliveries by the Stockholders. Concurrently herewith, the Stockholders have delivered or shall cause to be delivered the following:
     (a) Certificates, with fully executed stock powers and signature guarantees, evidencing the M-USA Shares and any other documentation necessary or appropriate to effect the transfer of ownership thereof to Tyler;
     (b) Executed Employment Agreements for each of Sid, Sy, and Mo, substantially in the form of Exhibits A-1; A-2; and A-3, respectively;
     (c) Certificate of Corporate Secretary of each of M-USA, M-Pak, and M-Int’l, substantially in the form of Exhibits B-1, B-2, and B-3, respectively;
     (d) Executed Assignment of Copyright, substantially in the form of Exhibit C; and
     (e) Such other endorsements, documents, or instruments as may be necessary to carry out the transactions contemplated by this Agreement.
Article III
Representations and Warranties of the Stockholders
     Except as set forth in the Disclosure Schedule attached to this Agreement, which is incorporated by reference herein (the “Disclosure Schedule”), the Stockholders hereby represent and warrant to Tyler as follows:
     Section 3.01. Organization and Qualification; Stockholders.
     (a) Each of M-USA, M-Pak, and M-Int’l is a corporation duly organized, validly existing, and in good standing under the laws of its state or other jurisdiction of formation, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. “Company Material Adverse Effect” means any change, effect, or condition that, individually or when taken together with all other such changes, effects, or conditions of a similar nature, would be materially adverse to the business, operations, assets, financial condition, or results of operations of M-USA, M-Pak, and M-Int’l, taken as a whole.
     (b) The Stockholders beneficially and of record own, in the aggregate, 1,000 shares of M-USA common stock, which represents all of the issued and outstanding capital stock of M-USA, free and clear of any security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, and all other adverse claims.
     (c) M-USA beneficially and of record owns all of the issued and outstanding equity interests of M-Pak, free and clear of any security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, and all other adverse claims.

     (d) M-USA beneficially and of record owns 50% of all of the issued and outstanding equity interests of M-Int’l, free and clear of any security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, and all other adverse claims. Schedule 3.01(c) to the Disclosure Schedule sets forth all of the equity interest holders of M-Int’l, including name, address, and ownership interest.
     Section 3.02. Governing Documents. The Stockholders have furnished to Tyler true, complete, and correct copies of the organizational and other governing documents of M-USA, M-Pak, and M-Int’l (including, without limitation, the certificate of incorporation and bylaws), each as amended or restated to the date of this Agreement. None of M-USA, M-Pak, or M-Int’l is in violation of any material provision of its respective organizational and governing documents and such organizational and governing documents remain in full force and effect.
     Section 3.03. Capitalization.
     (a) The authorized capital stock of M-USA consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. No shares of capital stock of M-USA, M-Pak, or M-Int’l are reserved for any purpose. Each of the outstanding shares of capital stock of M-USA, M-Pak, and M-Int’l is duly authorized, validly issued, and fully paid and non-assessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights under each company’s respective organizational and other governing documents (including, without limitation, the certificate of incorporation and bylaws), international, federal or state securities laws, or any agreement to which M-USA, M-Pak, or M-Int’l is a party or by which it is bound.
     (b) None of M-USA, M-Pak, or M-Int’l (i) directly or indirectly owns, (ii) has any agreement to purchase or otherwise acquire, or (iii) holds any interest convertible into or exchangeable or exercisable for, any equity interest in any Person, other than M-USA’s equity ownership interest in M-Pak and M-Int’l.
     (c) There are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which M-USA, M-Pak, or M-Int’l is a party or by which either is bound relating to the issued or unissued capital stock or other securities of each respective company or obligating either company to grant, issue, or sell any shares of its respective capital stock or other securities. There are no agreements, arrangements, or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of M-USA, M-Pak, or M-Int’l. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of M-USA, M-Pak, or M-Int’l.
     (d) There are no obligations, contingent or otherwise, of either M-USA, M-Pak, or M-Int’l to (i) repurchase, redeem, or otherwise acquire the capital stock or other securities of each respective company; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of any Person.
     Section 3.04. Authority. Each Stockholder has full legal authority and capacity to execute and deliver this Agreement and the other documents contemplated by this Agreement (the “Ancillary Agreements”) to which he is a party, to perform the obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Stockholders are a party have been duly executed and delivered by the Stockholders and, assuming the due authorization, execution, and delivery of this Agreement and the Ancillary Agreements by Tyler, constitute the legal, valid, and binding obligations of the Stockholders, enforceable in accordance with their respective terms, subject to the general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.05. No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement and the Ancillary Agreements by the Stockholders do not, and the consummation of the transactions contemplated hereby and thereby shall not, (i) conflict with or violate the organizational and governing documents, as amended or restated to the date of this Agreement (including, without limitation, the certificate of incorporation or bylaws) of either M-USA, M-Pak, or M-Int’l; (ii) to the knowledge of the Stockholders, conflict with or violate in any material respect any federal, state, foreign, or local law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, “Laws”) applicable to M-USA, M-Pak, or M-Int’l or by which any of their respective properties is bound or subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to any other Person any rights of termination, amendment, acceleration, or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of either M-USA, M-Pak, or M-Int’l pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which M-USA, M-Pak, or M-Int’l is a party or by or to which any of their respective properties is bound or subject.
     (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Stockholders do not, and the consummation of the transactions contemplated hereby and thereby shall not, require either M-USA, M-Pak, M-Int’l, or the Stockholders to obtain any consent, license, permit, approval, waiver, authorization, or order of, or to make any filing with or notification to, any governmental or regulatory authority, foreign or domestic (federal, state, or local) (collectively, “Governmental Entities”).
     Section 3.06. Permits; Compliance. Each of M-USA, M-Pak, and M-Int’l is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, and orders necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted and currently proposed to be conducted (collectively, the “Company Permits”), and there is no action, proceeding, or investigation pending or, to the knowledge of the Stockholders, threatened regarding suspension or cancellation of any of the Company Permits. Except for instances that would not have a Company Material Adverse Effect, none of M-USA, M-Pak, or M-Int’l is in conflict with or in default or violation of (a) any Law applicable to each respective company or by or to which any of their respective properties is bound or to which they may be subject or (b) any of the Company Permits. None of M-USA, M-Pak, or M-Int’l has received any written notice with respect to possible conflicts, defaults, or violations of Laws from any Governmental Entity.
     Section 3.07. Financial Statements.
     (a) Attached as Schedule 3.07(a) of the Disclosure Schedule are true, correct, and complete copies of the reviewed financial statements of M-USA as of and for the year ended December 31, 2005, including a balance sheet and a statement of income, cash flows, and stockholders’ equity (the “Company Financial Statements”). For purposes of this Agreement, the balance sheet as of December 31, 2005 shall be referred to as the “Latest Balance Sheet” and December 31, 2005 shall be referred to as the “Latest Balance Sheet Date”.
     (b) The Company Financial Statements present fairly, in all material respects, the financial position of the Company at the dates shown and the results of operations for the periods covered in accordance with generally accepted accounting principles on a consistent basis, except where otherwise noted.
     (c) Except for (i) liabilities reflected in the Latest Balance Sheet; (ii) current liabilities of the same type and relative amount as those reflected in the Latest Balance Sheet (that would be disclosed under the same captions on an applicable balance sheet, consistently prepared) incurred in the ordinary course of business, consistent with past practice, since the Latest Balance Sheet Date; and (iii) liabilities disclosed in Schedule 3.07(c) of the Disclosure Schedule, none of M-USA, M-Pak, or M-Int’l has any material liabilities of any sort, whether absolute or contingent, due or to become due, known or unknown, asserted or unasserted (collectively, “Liabilities”).
     Section 3.08. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the Latest Balance Sheet Date, each of M-USA, M-Pak, and M-Int’l has conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been (a) any material damage, destruction, or loss (whether or not covered by insurance) with respect to any of their respective assets; (b) any change by either in their respective accounting or tax reporting methods, principles, or practices; (c) any declaration, setting aside, or payment of any dividends or distributions of each company’s respective capital stock, or any redemption, repurchase, or other acquisition by such of their own respective securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, or employees of M-USA, M-Pak, or M-Int’l; (e) any entry by either company into any material commitment or transaction not in the ordinary course of business and consistent with past practice (other than this Agreement and the transactions contemplated by this Agreement); (f) any increase in indebtedness for borrowed money; or (g) any Company Material Adverse Effect.
     Section 3.09. Absence of Litigation. There is no claim, action, suit, litigation, proceeding, arbitration, or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Stockholders, threatened against either M-USA, M-Pak, or M-Int’l, or any of their respective properties, or relating to this Agreement or the transactions contemplated by this Agreement. None of M-USA, M-Pak, or M-Int’l is subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.
     Section 3.10. Employee Benefit Plans; Labor Matters.
     (a) Set forth in Schedule 3.10(a) to the Disclosure Schedule is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all plans or policies providing for “fringe benefits” (including, without limitation, vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs), and each other bonus, incentive, compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow, or other agreement related thereto that (i) is or has been established, maintained, or contributed to by each of M-USA, M-Pak, M-Int’l, or any ERISA Affiliate (as defined below) or with respect to which M-USA, M-Pak, M-Int’l, or any ERISA Affiliate has any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee, or former director of M-USA, M-Pak, M-Int’l, or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an “Employee Plan”, and collectively, the “Employee Plans”). For purposes of this Agreement, “ERISA Affiliate” means, as appropriate, M-USA, M-Pak, M-Int’l, and each Person or other trade or business, whether or not incorporated, that is or has been treated as a single employer or controlled group member with each pursuant to Code section 414 or ERISA section 4001.
     (b) No written or oral representations have been made to any employee or officer or former employee or officer of either M-USA, M-Pak, or M-Int’l promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code section 4980B), and no Employee Plan provides benefits to any employee of M-USA, M-Pak, M-Int’l, any ERISA Affiliate, or any employee’s dependents after the employee terminates employment other than as required by law. The consummation of the transactions contemplated by this Agreement shall not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Employee Plans) due to any employee, officer, former employee, or former officer of M-USA, M-Pak, or M-Int’l.
     (c) Except as set forth on Schedule 3.10(c) to the Disclosure Schedule, all employees of M-USA, M-Pak, and M-Int’l are terminable at will, and to the knowledge of the Stockholders, there are no binding commitments, written or oral, to any present or former director, officer, agent, or employee concerning his or her term, condition, or benefits of employment by either M-USA, M-Pak, or M-Int’l other than as set forth in Schedule 3.10(c) to the Disclosure Schedule.
     (d) With respect to each Employee Plan, the Stockholders have furnished to Tyler true, correct, and complete copies (to the extent applicable or existing) of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports required to be filed for the two most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements that implement such Employee Plan; and (v) all other documents, records, or other materials related thereto requested by the Tyler.
     (e) Set forth on Schedule 3.10(e) to the Disclosure Schedule is a complete list of all employee pension benefit plan maintained by M-USA, M-Pak, M-Int’l, or any ERISA Affiliate or with respect to which M-USA, M-Pak, M-Int’l, or any ERISA Affiliate contributes or has any liability (“Employer Contribution Plans”). Each Employer Contribution Plan meets the qualification requirements of the Code in form and operation, and such Employer Contribution Plan, and each trust (if any) forming a part thereof, have received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Employer Contribution Plan and the tax-exempt status of such related trust, and, to the knowledge of the Stockholders, nothing has occurred since the date of such determination letter that could be expected to adversely affect the qualification of such Employer Contribution Plan or the tax-exempt status of such related trust.

     (f) None of M-USA, M-Pak, M-Int’l, or any ERISA Affiliate, nor any plan fiduciary of any Employee Plan, has engaged in any transaction in violation of section 406(a) or (b) of ERISA or any “prohibited transaction” (as defined in section 4975(c)(1) of the Code) that could subject M-USA, M-Pak, M-Int’l, any ERISA Affiliate, or Tyler to any taxes, penalties, or other liabilities resulting from such prohibited transaction. No condition exists that would subject M-USA, M-Pak, M-Int’l, any ERISA Affiliate, or Tyler to any excise tax, penalty tax, or fine related to any Employee Plan.
     (g) There are no agreements that shall or may provide payments to any officer, employee, stockholder, or highly compensated individual that shall be “parachute payments” under Code section 280G that are nondeductible to M-USA, M-Pak, or M-Int’l, respectively, or subject to tax under Code section 4999 for which M-USA, M-Pak, M-Int’l, or any ERISA Affiliate would have withholding liability.
     (h) There is no Employee Plan that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all material respects in compliance with ERISA, the Code, and all other applicable Laws; none of the Employee Plans is or was a “multiple employer plan” or “multi-employer plan” (as described or defined in ERISA or the Code), nor has M-USA, M-Pak, M-Int’l, or any ERISA Affiliate ever contributed or been required to contribute to any such plan; there are no material unfunded liabilities existing under any Employee Plans; and each Employee Plan that has not been terminated could be terminated as of the Closing Date without any material liability to Tyler, M-USA, M-Pak, M-Int’l, or any ERISA Affiliate. All required contributions to the Employee Plans have been made timely.
     (i) None of M-USA, M-Pak, or M-Int’l is now (nor has either ever been) a party to any collective bargaining or other labor union contract, and neither company is in negotiations concerning a collective bargaining agreement. Each of M-USA, M-Pak, and M-Int’l is in material compliance with all applicable Laws respecting employment, employment practices, and wages and hours. There is no pending or, to the knowledge of the Stockholders, threatened labor dispute, strike, or work stoppage against M-USA, M-Pak, or M-Int’l that may interfere with the business activities of each respective company. None of M-USA, M-Pak, M-Int’l, or their respective representatives or employees has committed any unfair labor practices in connection with the operation of each company’s respective business, and there is no pending or, to the knowledge of the Stockholders, threatened charge or complaint against M-USA, M-Pak, or M-Int’l by the National Labor Relations Board or any comparable Governmental Entity.
     (j) Schedule 3.10(j) to the Disclosure Schedule sets forth, and the Stockholders have provided to Tyler true and correct copies of, each of the following with respect to M-USA, M-Pak, and M-Int’l: (i) all employment agreements with officers or employees; (ii) any severance agreements, programs, policies, plans, or arrangements, whether or not written; (iii) all agreements with consultants obligating either company to make annual cash payments in an amount exceeding $10,000; and (iv) all non-competition agreements.
     (k) None of M-USA, M-Pak, or M-Int’l has amended or taken any other action with respect to any of their respective Employee Plans or any of the plans, programs, agreements, policies, or other arrangements described in this Section 3.10 since the Latest Balance Sheet Date.
     Section 3.11. Taxes.
     (a) All returns and reports (the “Tax Returns”) of or with respect to any Tax that are required to be filed by or with respect to M-USA, M-Pak, or M-Int’l or their respective business or activities have been duly and timely filed. All Taxes that have been or are due have been timely paid in full, except taxes that are being contested in good faith by appropriate proceedings and for which M-USA, M-Pak, or M-Int’l, as applicable, shall have set aside on its books adequate reserves. None of M-USA, M-Pak, or M-Int’l is subject to taxation by any jurisdiction where it does not file Tax Returns, except where the failure to do so would not have a Company Material Adverse Effect. All withholding Tax requirements imposed on or with respect to M-USA, M-Pak, and M-Int’l have been satisfied in full in all respects. No penalty, interest, or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax.
     (b) Except as set forth on Schedule 3.11(b) to the Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to M-USA, M-Pak, or M-Int’l nor any waiver or agreement for any extension of time for the assessment, collection, or payment of any Tax of or with respect each respective company.
     (c) There are no pending audits, actions, proceedings, investigations, disputes, or claims with respect to or against M-USA, M-Pak, or M-Int’l for or with respect to any Taxes; no assessment, deficiency, or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to M-USA, M-Pak, or M-Int’l; and, to the knowledge of the Stockholders, there is no reasonable basis on which any claim for material Taxes can be asserted against M-USA, M-Pak, or M-Int’l, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) on Schedule 3.11(c) to the Disclosure Schedule. The Stockholders have delivered to Tyler correct and complete copies of all Tax Returns, examination reports, and statements of any deficiencies assessed against or agreed to by M-USA, M-Pak, or M-Int’l during the past five years.
     (d) None of M-USA, M-Pak, M-Int’l, or the Stockholders is a party to any written Tax allocation or sharing agreements or any unwritten Tax allocation or sharing arrangements. None of M-USA, M-Pak, or M-Int’l is liable for the Taxes of any Person under federal, state, foreign, or local law as a transferee, successor, by contract, or otherwise.
     (e) Except for inchoate statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of M-USA, M-Pak, or M-Int’l.
     (f) None of M-USA, M-Pak, or M-Int’l shall be required to include any amount in income for any taxable period beginning after the Latest Balance Sheet Date as a result of a change in accounting method for any taxable period ending on or before the Latest Balance Sheet Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.
     (g) Except as set forth on Schedule 3.11(g) to the Disclosure Schedule, no property of M-USA, M-Pak, or M-Int’l is held in an arrangement for which partnership Tax Returns are being filed, and none of M-USA, M-Pak, or M-Int’l owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code), foreign trust, or other Person the income of which is required to be included in the income of M-USA, M-Pak, or M-Int’l.
     (h) No property of M-USA, M-Pak, or M-Int’l is subject to a safe-harbor lease (pursuant to section 168(f) (8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g) (5) of the Code).
     (i) Except as set forth on Schedule 3.11(i) to the Disclosure Schedule, none of the transactions contemplated by this Agreement shall result in any Tax liability or the recognition of any item of income or gain to M-USA, M-Pak, or M-Int’l.
     (j) None of M-USA, M-Pak, or M-Int’l has made an election under section 341(f) of the Code, and none is a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).
     Section 3.12. Certain Business Practices. To the knowledge of the Stockholders, none of M-USA, M-Pak, or M-Int’l nor any director, officer, agent, or employee of either has: (a) used any funds on behalf of such company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.
     Section 3.13. Brokers; Other Transactions. No broker, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of M-USA, M-Pak, M-Int’l, or the Stockholders. The Stockholders are not party or subject to any actual or prospective agreement, arrangement, or understanding, written or oral, express or implied, involving any transaction that is inconsistent with his execution and delivery of this Agreement.
     Section 3.14. Insurance. Schedule 3.14 to the Disclosure Statement lists all insurance policies currently in effect under which M-USA, M-Pak, or M-Int’l is a beneficiary or an insured. As of the date of this Agreement, the Stockholders are not aware of any notice that any of the policies listed on Schedule 3.14 to the Disclosure Statement have been or shall be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal or has received notice from any of its insurance carriers that any insurance premiums shall be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years. None of M-USA, M-Pak, or M-Int’l is in default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued.
     Section 3.15. Properties. None of M-USA, M-Pak, or M-Int’l owns any real estate. Except for liens arising in the ordinary course of business after the date of this Agreement and properties and assets disposed of in the ordinary course of business after the Latest Balance Sheet Date, each of M-USA, M-Pak, and M-Int’l has good and indefeasible title, free and clear of all liens and adverse claims, to all of its properties and assets, whether tangible or intangible, reflected in the Latest Balance Sheet as being owned by such company as of such date or purported to be owned on the date of this Agreement. All buildings, fixtures, equipment, and other property and assets that are material to the business of either M-USA, M-Pak, or M-Int’l that are held under leases are held under valid instruments enforceable by each respective company in accordance with their respective terms. The properties and equipment of each of M-USA, M-Pak, and M-Int’l, including, without limitation, their information systems, (i) are in good and serviceable condition, reasonable wear and tear excepted, and (ii) are adequate for the uses to which they are being put and, following the Closing Date and the consummation of the other transactions contemplated hereby, shall have sufficient capacity to conduct each company’s respective business in the same manner as such business is presently conducted.

     Section 3.16. Intellectual Property. Schedule 3.16 to the Disclosure Schedule sets forth a complete and correct list of each patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and other proprietary intellectual property (including, without limitation, proprietary computer software, whether in object or source form) owned or used by M-USA, M-Pak, or M-Int’l (the “Company Intellectual Property”). To the knowledge of the Stockholders, the Company Intellectual Property, if any, is valid and enforceable, and M-USA, M-Pak, or M-Int’l, as the case may be, has the exclusive right to use such Company Intellectual Property. To the knowledge of the Stockholders, the current use by M-USA, M-Pak, or M-Int’l of such Company Intellectual Property, if any, does not infringe the rights of any other Person, and no other Person is infringing the rights of M-USA, M-Pak, or M-Int’l, as the case may be, in any such Company Intellectual Property.
     Section 3.17. Environmental Matters. Except for matters disclosed in Schedule 3.17 of the Disclosure Schedule: (a) the properties, operations, and activities of M-USA, M-Pak, and M-Int’l comply currently with, and have at all times complied, in all material respects with, all applicable Environmental Laws (as defined below); (b) none of M-USA, M-Pak, or M-Int’l (or their respective properties or operations) is subject to any existing, pending, or, to the knowledge of the Stockholders, threatened action, suit, claim, investigation, inquiry, or proceeding by or before any Governmental Entity under any Environmental Law; (c) there are no physical or environmental conditions existing on any property used by M-USA, M-Pak, or M-Int’l or resulting from any of their respective operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations or other liabilities imposed under any Environmental Laws or that would affect the soil, groundwater, surface water, or human health; (d) to the knowledge of the Stockholders, there has been no exposure of any Person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances or any pollutant or contaminant into the environment, by M-USA, M-Pak, or M-Int’l or in connection with any of their respective properties or operations; and (e) the Stockholders have made available to Tyler all internal and external environmental audits and studies and all correspondence on environmental matters in the possession of M-USA, M-Pak, or M-Int’l relating to any of their respective current or former properties or operations.
     For purposes of this Agreement, the term “Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company owns property or conducts business, including without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended; the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended; any state Laws implementing the foregoing federal laws; and all other environmental conservation or protection Laws. For purposes of this Agreement, the terms “hazardous substance” and “release” have the meanings specified in CERCLA and RCRA, and the term “disposal” has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for “hazardous substance,” “release,” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.
     Section 3.18. Material Contracts; Licenses; Etc.
     (a) Schedule 3.18(a) to the Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract, or commitment to which M-USA, M-Pak, or M-Int’l is a party or by which either is bound (i) involving a lease for real property or consideration during the previous twelve months in excess of $50,000 or that could reasonably be expected to involve consideration in the twelve month period following the date of this Agreement in excess of $50,000, or (ii) that is otherwise material to the financial condition, results of operations, or current or future business or operations of M-USA, M-Pak, or M-Int’l and that is not otherwise listed pursuant to this Section 3.18.
     (b) Schedule 3.18(b) to the Disclosure Schedule contains a list and description of all currently effective material permits, licenses, and authorizations of and registrations and qualifications with, Governmental Entities and self-regulatory organizations applicable to the business of M-USA, M-Pak, or M-Int’l.
     (c) Except as set forth on Schedule 3.18(c) to the Disclosure Schedule, none of the items required to be disclosed on Schedule 3.18 to the Disclosure Schedule is terminable as the result of, has increased rights or obligations as a result of, or becomes vested or accelerated by, or otherwise requires the consent or other approval of any other Person with respect to or as a result of, the transactions contemplated by this Agreement. Each of M-USA, M-Pak, and M-Int’l is in compliance in all material respects under all leases, licenses, agreements, contracts, permits, plans, and commitments by which any of their respective properties or assets is bound and, to the knowledge of the Stockholders, (i) no event has occurred that constitutes a violation or breach of or a default (with the passage of time or the giving of notice or both) in respect of any thereof, and (ii) each of the other parties thereto or bound thereby has performed all the obligations required to be performed by it to date and is not in default thereunder. Each of the items required to be disclosed in Schedule 3.18 to the Disclosure Schedule is in full force and constitutes a legal, valid, and binding obligation of M-USA, M-Pak, or M-Int’l, as the case may be, and the other parties thereto, enforceable in accordance with its terms, subject to the general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Stockholders do not know of any material client or customer that intends to terminate its relationship with M-USA, M-Pak, or M-Int’l as a result of the consummation of the transactions contemplated by this Agreement or any of the related transactions. True and complete copies of all items required to be disclosed on Schedule 3.18 to the Disclosure Schedule have been delivered to Tyler.
     Section 3.19. Contracts to Acquire an Interest in the Company. Other than this Agreement, there are no contracts, agreements, understandings, or other rights, whether written or oral, granted by M-USA, M-Pak, M-Int’l, or the Stockholders to any Person pursuant to which such Person may be entitled to receive an equity interest in M-USA, M-Pak, or M-Int’l or any payment with respect thereto.
     Section 3.20. Employees.
     (a) Schedule 3.20(a) to the Disclosure Schedule sets forth an accurate, correct, and complete list of all employees of each of M-USA, M-Pak, and M-Int’l as of the Closing Date, including name, title or position, the present annual compensation or wage rate, any interests in any bonus or incentive compensation plan, and any other perquisite or form of non-cash compensation. To the knowledge of the Stockholders, no employee is subject to a non-competition or any other form of agreement, whether written or oral, that would prevent such employee from continuing as an employee of M-USA, M-Pak, M-Int’l, or Tyler, as the case may be, upon consummation of the transactions contemplated by this Agreement or devoting his or her full talents, knowledge, and efforts to M-USA, M-Pak, M-Int’l, or Tyler, as the case may be, upon consummation of the transactions contemplated by this Agreement.
     (b) Schedule 3.20(b) to the Disclosure Schedule sets forth an accurate and complete list of all loans, debts, and other obligations (collectively, “Employee Loans”) owed by any employee of M-USA, M-Pak, or M-Int’l to M-USA, M-Pak, or M-Int’l, respectively, that shall remain outstanding after the Closing.

     Section 3.21. Securities Law Matters. Each Stockholder represents and warrants to Tyler the following:
     (a) Stockholder is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.
     (b) Stockholder, by reason of his business and financial experience, has the capacity to protect his interests in investments in illiquid securities such as the Tyler Shares. Stockholder has carefully evaluated his financial resources and investment position and the risks associated with an investment in the Tyler Shares and is able to bear the economic risk of such investment. Stockholder has adequate means for providing for his current needs and personal contingencies and has no need for liquidity in this investment. Stockholder’s overall commitment to investments that are not readily marketable is not disproportionate to his net worth and Stockholder’s investment in the Tyler Shares shall not cause such overall commitment to become excessive.
     (c) Stockholder has reviewed the merits of an investment in the Tyler Shares with tax and legal counsel and an investment advisor to the extent deemed advisable by Stockholder. Stockholder acknowledges that he has been given a full opportunity to ask questions of and to receive answers from the officers, agents, and representatives of Tyler concerning the terms and conditions of the investment and the business of Tyler and to obtain such other information as desired in order to evaluate an investment in the Tyler Shares. Stockholder further acknowledges that he has relied solely upon his own independent investigations, and has received no representation or warranty from Tyler or any of its affiliates, employees, or agents, other than as set forth herein. Stockholder further acknowledges and understands that no federal or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, the Tyler Shares.
     (d) Stockholder understands that the Tyler Shares to be issued pursuant to this Agreement shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold, pledged, or otherwise transferred in the absence of an effective registration statement pertaining thereto under the Securities Act and under any applicable state securities laws or an exemption from the registration requirements thereof. Stockholder further understands that each certificate representing the Tyler Shares shall bear substantially the legend set forth in Section 1.03(d).
     (e) Stockholder acknowledges and agrees that the sale of Tyler Shares shall be solely for Stockholder’s account, and not for the account of any other Person or with a view to any resale or distribution thereof. Stockholder understands that the Tyler Shares have not been registered under the Securities Act, or the securities laws of certain states, in reliance upon specific exemptions from registration thereunder, and agrees that the Tyler Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act and applicable state securities laws. Stockholder further understands that Tyler has no obligation and does not intend to cause the Tyler Shares to be registered under the Securities Act or to comply with any exemption under the Securities Act.
     (f) Stockholder understands that the representations and warranties set forth in this Section 3.21 are being provided to determine whether the Tyler Shares may be issued to Stockholder pursuant to section 4(2) of the Securities Act and similar exemptions under applicable state securities laws. Stockholder shall notify Tyler immediately of any change in any such information occurring prior to the Closing.

     Section 3.22 Debt Owed to Stockholder. As of the Closing Date, there are no outstanding loans or other debt obligations due to any Stockholder from the Company, and all debt obligations owed by the Company to any Stockholder prior to Closing shall have been forgiven by such Stockholder prior to the Closing Date.
Article IV
Representations and Warranties of Tyler
     Tyler hereby represents and warrants to the Stockholders as follows:
     Section 4.01. Organization. Tyler is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified and in good standing would affect the validity or enforceability of this Agreement or would have a Tyler Material Adverse Effect. The term “Tyler Material Adverse Effect” means any change, effect, or condition that, individually or when taken together with all other such changes, effects, or conditions of a similar nature, would be materially adverse to the business, operations, assets, financial condition, or results of operations of Tyler.
     Section 4.02. Authority. Tyler has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Tyler and the consummation by Tyler of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Tyler is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by Tyler and, assuming the due authorization, execution, and delivery of this Agreement and the Ancillary Agreements by the Stockholders, constitute the legal, valid, and binding obligations of Tyler, enforceable in accordance with their respective terms, subject to the general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 4.03. No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement and the Ancillary Agreements by Tyler do not, and the consummation of the transactions contemplated hereby and thereby shall not, (i) conflict with or violate the organizational and governing documents of Tyler, in each case as amended or restated as of the date of this Agreement (including, without limitation, the certificate of incorporation or bylaws); (ii) to the knowledge of Tyler, conflict with or violate any Laws applicable to Tyler or by which any of its properties is bound or subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, accelerations or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Tyler pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Tyler is a party or by or to which Tyler or any of its respective properties is bound or subject.
     (b) The execution and delivery of this Agreement and the Ancillary Agreements by Tyler does not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not, require Tyler to obtain any consent, license, permit, approval, waiver, authorization, or order of, or to make any filing with or notification to, any Governmental Entity.
     Section 4.04. Financial Ability to Close. Tyler has, and at Closing shall have, the financial ability to perform its obligations under this Agreement.
     Section 4.05. Public Filings. Tyler has made available to the Stockholders true and complete copies of its annual report on Form 10-K for the fiscal year ended December 31, 2004, its quarterly reports on Form 10-Q for fiscal quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, respectively, all current reports on Form 8-K filed since January 1, 2005, and its proxy statement in connection with the 2005 annual meeting of stockholders (collectively, the “SEC Documents”) and shall make available to the Stockholders any similar SEC Documents filed with the U.S. Securities and Exchange Commission (the “SEC”). As of their respective filing dates, each SEC Document complied, or shall comply, in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as of their respective dates none of the SEC Documents contained, or shall contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.06. No Material Adverse Change. There has been no material adverse effect on the business, operations, assets, financial condition, or results of operations of Tyler or its ability to consummate the transactions contemplated hereby since the annual report on Form 10-K for the period ended December 31, 2004, except as may be disclosed by Tyler in any SEC Document.
     Section 4.07. Securities Law Compliance. Assuming the representations and warranties of Stockholders set forth in Section 3.21 hereof are true and correct, the issuance of the Tyler Shares pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and all applicable state securities or “Blue Sky” laws. Tyler has given each Stockholder and his respective agents, and agrees to continue to give each Stockholder and his respective agents through the Closing Date, the opportunity to ask questions of, and receive answers from, executive officers of Tyler concerning Tyler and the Tyler Shares.
Article V
Covenants
     Section 5.01. Stockholder Release. Effective as of the Closing Date, each Stockholder, for himself and his heirs, executors, administrators, successors, and assigns, hereby fully and unconditionally releases and forever discharges and hold harmless each of M-USA, M-Pak, and M-Int’l and each of their respective officers, directors, successors, and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, liabilities, and/or damages (collectively, “Claims”) of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to M-USA, M-Pak, or M-Int’l that such Stockholder may now have or may hereafter claim against M-USA, M-Pak, M-Int’l, or any of their respective employees, officers, directors, successors, and assigns, arising prior to the Closing; provided, however, that the foregoing release does not in any way affect any Claims that any Stockholder may have that may arise under this Agreement or the Ancillary Agreements.
     Section 5.02. Consent of the Stockholders. For purposes of the state corporate law governing M-USA, this Agreement constitutes the written consent of the Stockholders with respect to the sale of the

M-USA Shares and the business of M-USA to Tyler, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     Section 5.03. Information for Filings. Subject to the requirements of Section 4.03(b) herein, each Stockholder shall furnish Tyler with all information concerning himself, M-USA, M-Pak, and M-Int’l as may be required for inclusion in any application or filing made by Tyler to any Governmental Entity in connection with the transactions contemplated by this Agreement.
     Section 5.04. Publicity. Tyler and the Stockholders shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Tyler, on the one hand, nor any Stockholder, on the other hand, shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable legal or stock exchange requirements.
     Section 5.05. Transaction Costs. Each of the Stockholders and Tyler shall pay all attorneys’, accountants’, finders’, brokers’, investment banking and other fees, costs and expenses incurred by such party in connection with the preparation, negotiation, execution, and performance of this Agreement or any of the transactions contemplated by this Agreement.
     Section 5.06. Competition.
     (a) Each Stockholder acknowledges and agrees that this Agreement is entered into in connection with the sale of a business and that, as part of the consideration and as a material inducement for the execution of this Agreement and the purchase of the business, Tyler has required that the Stockholders enter into this Section 5.06. Each Stockholder acknowledges and agrees that Tyler would not enter into this Agreement or purchase the business absent such Stockholder’s covenants contained in this Section 5.06. Each Stockholder also acknowledges that Tyler’s acquisition of the business includes the acquisition of special and confidential knowledge and information known only to the Stockholders regarding the business, including information regarding operations, plans, strategies, markets, methods of competing, customers and potential customers, vendors and potential vendors, suppliers, intellectual property, know-how, trade secrets, and other information, which knowledge and information would provide invaluable benefits to competitors and potential competitors of Tyler and the use, loss, dilution, or impairment of which by such Stockholder or any other Person could materially damage Tyler and the business acquired. Each Stockholder also acknowledges that the nature of the business is not confined by geography and that current technology and business and communications methods enable and shall enable each Stockholders and his Affiliates to offer products and services and conduct business with customers and potential customers and other Persons having business dealings with Tyler related to the business without regard to geographic location.
     (b) Each Stockholder covenants and agrees that, for a period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Compete Applicable Date”), without the written permission of Tyler, he shall not, directly or indirectly, anywhere within the United States (the “Non-Compete Area”): (i) engage (whether as owner, partner, stockholder, investor, employee, adviser, consultant, contracting party, or referring source, or otherwise) in any business that is substantially similar to or in competition with the business conducted by Tyler or its successors or Affiliates (including, without limitation, M-USA, M-Pak, and M-Int’l) at any time prior to the Non-Compete Applicable Date, including, but not limited to, the provision of information technology products and services to schools, institutions of higher learning, and/or Governmental Entities (except that each Stockholder may beneficially own less than 3% of the common equity of a publicly traded entity); (ii) solicit or attempt to solicit any competing business or competing employment from any Person that Stockholder or any person that reported, directly or indirectly, to Stockholder during the term of Stockholder’s employment called upon, solicited, or conducted business with as of prior to the Non-Compete Applicable Date, including, but not limited to, customers, clients, and prospective customers and clients of Tyler and its successors or Affiliates (including, without limitation, M-USA, M-Pak, and M-Int’l), in each instance for the purpose of employing such services in a manner that competes with the business of Tyler as set forth in Section 5.06(b)(i); or (iii) recruit or hire, attempt to or assist in any attempt to recruit or hire, or discuss employment or hiring with, any Person who is an employee of Tyler or its successors or Affiliates (including, without limitation, M-USA, M-Pak, and M-Int’l).
     (c) Each Stockholder acknowledges that this Section 5.06 is necessary to protect the interests of Tyler and its Affiliates and that the restrictions and remedies contained in this Agreement are reasonable in light of the consideration and other value that Stockholder has accepted pursuant to this Agreement. If any provision of this Section 5.06 should be found by any court of competent jurisdiction to be unreasonable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, that would be found reasonable and enforceable by such court.
     Section 5.07. Confidential Information.
     (a) Each Stockholder acknowledges that he has had access to confidential information of M-USA, M-Pak, and M-Int’l, and may in the future have access to information proprietary to, used by, or in the possession of Tyler and its Affiliates (including, without limitation, M-USA, M-Pak, and M-Int’l), or any of their respective customers or not generally known in the industry, including, but not limited to, records regarding sales, price and cost information, marketing plans, trade secrets, know-how, computer programs, source code, intellectual property, customer names, customer lists, sales techniques, distribution plans or procedures, and other material relating to the business of Tyler and its Affiliates, including, without limitation, M-USA, M-Pak, and M-Int’l (the “Confidential Information”), and for himself and for each Person that is an entity that is controlled by Stockholder agrees for the period equivalent to the non-competition covenant in Section 5.06, not to use the Confidential Information other than for the sole benefit of Tyler or its Affiliates or to disclose such Confidential Information to any Person that is not an officer or employee (except that if, at such time, such Confidential Information is subject to a policy of Tyler or its Affiliates restricting disclosure to non-officers, Stockholder shall not disclose such information to non-officers) of Tyler at the time of such disclosure, without the prior written consent of Tyler; provided, however, that nothing herein shall prevent any Stockholder from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (ii) to the extent that such information becomes publicly available other than by reason of disclosure by Stockholder in violation of this paragraph, and (iii) to Stockholder’s legal counsel and other experts or agents who are informed of the confidential nature of such information. Each Stockholder further acknowledges that this covenant to maintain Confidential Information is necessary to protect the goodwill and proprietary interests of Tyler and its Affiliates (including, without limitation, M-USA, M-Pak, and M-Int’l) and that the restriction against the disclosure of Confidential Information and the associated remedies are reasonable in light of the consideration and other value Stockholder has accepted pursuant to this Agreement.
     (b) Each Stockholder agrees on request of Tyler after the Closing Date immediately to, at Stockholder’s option, either destroy and certify the same in writing or surrender to Tyler all Confidential Information and all copies thereof and information containing Confidential Information in such Stockholders’s possession or control as well as all other papers, documents, electronic media, or property of Tyler or its successors or Affiliates (including, without limitation, M-USA, M-Pak, and M-Int’l) coming into his possession or control.
     (c) If any provision of this Section 5.07 should be found by any court of competent jurisdiction to be unreasonable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found reasonable and enforceable by such court.
     Section 5.08. Securities Law Covenant to Permit Use of Rule 144. To make available to the Stockholders the benefits of Rule 144 under the Securities Act, Tyler agrees to (i) use its best efforts to make and keep public information available as those terms are understood as defined in Rule 144 (or any successor rule thereto); and (ii) furnish to the Stockholders, so long as they own any Tyler Shares, upon request: (A) a written statement by Tyler as to its compliance with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; and (B) a copy of the most recent annual or quarterly report of Tyler and such other reports and documents filed with the SEC by Tyler.
     Section 5.09. Tax Matters.
     (a) Liability for Tax Matters. The Stockholders shall be liable for and pay, and pursuant to Article VI shall indemnify and hold harmless Tyler and its Affiliates (including, without limitation, M-USA, M-Pak, and M-Int’l following the consummation of the transactions contemplated hereby) from and against all Taxes (whether assessed or unassessed) applicable to the business, assets, or results of operations of the Company in each case attributable to all periods of time up to and including the Closing Date. The Stockholders shall be entitled to any refund or credit therefor of any Taxes applicable to the business, assets, or results of operations of the Company in each case attributable to all periods of time up to and including the Closing Date. Tyler shall be liable for and pay, and pursuant to Article VI shall indemnify and hold harmless the Stockholders from and against all Taxes (whether assessed or unassessed) applicable to the business, assets, or results of operations of the Company in each case attributable to all periods of time following the Closing Date. Tyler shall be entitled to any refund or credit therefor of any Taxes applicable to the business, assets, or results of operations of the Company in each case attributable to all periods of time following the Closing Date.
     (b) No Distributions. The Stockholders shall not cause M-USA to make any dividend or other distribution to the Stockholders for the purpose of paying any Tax or for any other reason at any time after the Latest Balance Sheet Date.
     (c) Tax Returns. Each party shall prepare and timely file when due all Tax Returns in respect of pre-Closing Date and post-Closing Date tax periods that are required under applicable Law with respect to the business, assets, and results of operations of the Company, and shall each remit (or cause to be remitted) any Taxes due in respect of such returns.

     (d) Reimbursement; Notice. Each party shall promptly pay the other for any Taxes for which such party is liable under this Section 5.09, but in no event later than five (5) days prior to the due date of the paying of such Taxes. The parties agree to negotiate in good faith to resolve any disputes regarding the payment of any Taxes pursuant to this Section 5.09. Within a reasonable period of time prior to the payment of any such Tax, the party paying such Tax shall give written notice to the other party of the Tax payable and the portion that is the liability of such party, although failure to do so shall not relieve the other party from its liability hereunder.
     (e) Assistance and Cooperation. After the Closing Date, each party shall (and shall cause its respective Affiliates, representatives, and agents to):
     (i) assist the other party in preparing any Tax Returns that such other party is responsible for preparing and filing in accordance with this Section 5.09;
     (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns described in this Section 5.09; and
     (iii) making available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to the Taxes described in this Section 5.09.
     5.10. Section 338(h)(10) Election. The parties shall join in an election to have the provisions of Section 338(h)(10) of the Code (a “338 Election”) apply to the acquisition of the M-USA Shares. The allocation of the Purchase Price (or, if applicable, the “modified aggregate deemed sale price”) among the Company’s assets shall be made in accordance with Section 338 and the Treasury Regulations issued thereunder and any comparable provisions of state or local law, as applicable. Such allocation shall be determined by Tyler and delivered to the Stockholders at least 90 days prior to the date an IRS Form 8023 is required to be filed in respect of the acquisition of the Shares (the “Proposed Allocation”). The Stockholders shall accept the Proposed Allocation unless it would be unreasonable to do so. If the Stockholders believe that the Proposed Allocation is unreasonable, they shall notify Tyler within 30 days of receipt of the Proposed Allocation and the manner in which the Stockholders would modify the Proposed Allocation to make it reasonable. Tyler and the Stockholders shall work together in good faith to timely resolve any differences and arrive at a final allocation (the “Final Allocation”). Tyler and the Stockholders shall each file Internal Revenue Service Form 8023 (and any applicable forms required under state or local law) in respect of each 338 Election in a timely manner consistent with the Final Allocation and shall not take any position on any Tax Return that is inconsistent with the Final Allocation.
Article VI
Indemnification
     Section 6.01. Indemnification of Tyler. The Stockholders shall indemnify and hold Tyler, its subsidiaries, and their respective directors, officers, employees, and agents (collectively, the “Tyler Parties”) harmless from any and all Claims that any Tyler Party may suffer or incur as a result of or relating to the breach or inaccuracy (except that in determining the dollar amount of Claims resulting from the breach or inaccuracy of any representation or warranty that is qualified by the concept of materiality, such qualification shall not be taken into account) of any of the representations, warranties, covenants, or agreements made by the Stockholders in this Agreement; provided, however, that (a) the Tyler Parties shall not be entitled to indemnification under this Section 6.01 for Claims unless the aggregate amount of all Claims exceeds $150,000, in which case the Tyler Parties shall be entitled to indemnification for amounts only in excess of $150,000; (b) the Tyler Parties shall not be entitled to indemnification under this Section 6.01 for Claims if and to the extent that Claims aggregate more than $4,800,000; and (c) the foregoing limitations set forth in Section 6.01(a) and (b) shall not apply with respect to any Claims arising under any breach of the representations, warranties, and covenants set forth in Sections 1.01, 2.03, 3.01(b), 3.01(c), 3.01(d), 3.03, 3.04, 3.13, 3.21, 3.22, 5.01, 5.05, 5.06, 5.07, 5.09, and 5.10.
     Section 6.02. Indemnification of Stockholders. Tyler shall indemnify and hold the Stockholders and each of their respective heirs and agents (collectively, the “Stockholder Parties”) harmless from any and all Claims that any Stockholder Party may suffer or incur as a result of or relating to the breach or inaccuracy (except that in determining the dollar amount of Claims resulting from the breach or material inaccuracy of any representation or warranty that is qualified by the concept of materiality, such qualification shall not be taken into account), of any of the representations, warranties, covenants, or agreements made by Tyler in this Agreement or pursuant to the Ancillary Agreements; provided, however, that (a) the Stockholder Parties shall not be entitled to indemnification under this Section 6.02 for Claims unless the aggregate amount of all Claims exceeds $150,000, in which case the Stockholder Parties shall be entitled to indemnification for amounts only in excess of $150,000; (b) the Stockholder Parties shall not be entitled to indemnification under this Section 6.02 for Claims if and to the extent that Claims aggregate more than $4,800,000; and (c) the foregoing limitations set forth in Sections 6.02(a) and (b) shall not apply with respect to any Claims arising under any breach of the representations, warranties, and covenants set forth in Sections 1.02, 2.02, 4.02, 4.07, 5.05, 5.08, 5.09, and 5.10.
     Section 6.03. Notice. Any party entitled to receive indemnification under this Article VI (the “Indemnified Party”) agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any indemnifiable claim or the assertion of any claim or the commencement of any action or proceeding in respect of which such a claim may reasonably be expected to occur (a “Loss Claim”), but the Indemnified Party’s failure to give such notice shall not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby and shall not affect the Indemnifying Party’s obligations or liabilities otherwise than under this Article VI. Such written notice shall set forth a reference to the event or events forming the basis of such Loss or Loss Claim and the estimated amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party shall give a later written notice when the amount becomes fixed or determinable.
     Section 6.04. Defense of Claims. The Indemnifying Party may elect to assume and control the defense of any Loss Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if (a) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such indemnification obligation; (b) the Loss Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages; and (c) the Loss Claim does not relate to the Indemnified Party’s relationship with its customers or employees. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Loss Claim, then (i) the Indemnifying Party shall not be liable for any settlement of such Loss Claim effected without its prior written consent; (ii) the Indemnifying Party may settle such Loss Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party shall be responsible for the fees and expenses of such counsel unless the Indemnifying Party has failed to adequately assume the defense of such Loss Claim or to employ counsel with respect thereto. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Loss Claim; provided, however, that the Indemnified Party may not settle any such Loss Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld (and the Indemnifying Party shall not be liable for any Claims resulting from a settlement effected in violation of this clause).
     Section 6.05. Calculation of Loss Claim. The indemnification obligation of an Indemnifying Party shall be reduced so as to give effect to any net reduction in federal, state, local, or foreign income or franchise tax liability realized at any time by it in connection with the satisfaction of a Claim with respect to which indemnification is sought hereunder (which for purposes of this Section 6.05, the parties agree shall be based upon a marginal tax rate of thirty-five percent (35%)). The indemnification obligation of an Indemnifying Party shall also be reduced to the extent of any insurance proceeds available; provided, however, that the appropriate claimant shall use its commercially reasonable efforts to obtain insurance proceeds from its applicable insurance coverage. Additionally, the Indemnified Party shall refund to the Indemnifying Party any amount of its Losses that are subsequently recovered by it pursuant to a settlement or otherwise.
     Section 6.06. Survival of Representations and Warranties; Remedies. All representations and warranties made in or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue for a period of eighteen (18) months from the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.01(b), 3.01(c), 3.03, 3.04, and 4.02 shall survive indefinitely, (b) the representations and warranties contained in Sections 3.11 and 3.17 shall survive for a period equal to all applicable statute of limitations regarding Claims made with respect to such subject matter, and (c) any claim for indemnity under this Article VI shall survive the time at which it would otherwise terminate if a claim for indemnification shall have been commenced prior to such time and such claim or proceeding is pending and is being maintained in good faith, then such claim shall continue until the final disposition of such claim. Each party agrees that no other party to this Agreement shall be under any duty, express or implied, to make any investigation of any representation or warranty made by any other party to this Agreement, and that no failure to so investigate shall be considered negligent or unreasonable. All remedies under this Agreement shall be cumulative and not exclusive.
Article VII
Miscellaneous
     Section 7.01. Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 7.01):
          If to Tyler:
Tyler Technologies, Inc.
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225
Attention: General Counsel
Telecopy: (972) 713-3741

          If to the Stockholders:
MazikUSA, Inc.
2604 Dempster, Suite 406
Park Ridge, Illinois 60068
Telecopy: (847) 375-9251
          with a copy to:
Frank J. Martinez, Esq.
The Martinez Group PLLC
55 Poplar Street, Suite 1-D
Brooklyn Heights, NY 11202-6930
Telecopy: (718) 222-0481
Any such notice or other communication shall be deemed to have been given and received on the day it is personally delivered and signed for by addressee or, if delivered by courier or overnight delivery service or sent by telecopy or mailed, three days after sending.
     Section 7.02. Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.
     Section 7.03. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties to this Agreement, all of which together shall constitute one and the same instrument.
     Section 7.04. Certain Definitions. For the purposes of this Agreement, the following terms have the meanings specified:
     (a) “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
     (b) “Code” means the Internal Revenue Code of 1986, as amended.
     (c) “Control” (including the terms “controlling,” “controlled,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, or as trustee or executor, by contract or credit arrangement or otherwise.
     (d) “Knowledge” or “to the knowledge of” and other phrases of like substance are to be broadly construed (i) to include the knowledge of the Person making the representation and (ii) to represent that the Person making the representation has made or caused such inquiry and investigation to be made into the matter represented to be true as such Person in good faith believes to be reasonable and sufficient.
     (e) “Person” shall be broadly construed to include to mean an individual, corporation, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as used in Section l3(d) of the Exchange Act).

     (f) “Tax” or “taxes” means any and all taxes, charges, fees, levies, assessments, duties, or other amounts payable to any federal, state, local, or foreign taxing government, authority, or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, and gains taxes; (ii) customs, duties, imposts, charges, levies, or other similar assessments of any kind; and (iii) interest, penalties, and additions to tax imposed with respect thereto.
     Section 7.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated by any party, without the prior written consent of the other parties; except that Tyler may assign its rights (but not its obligations) under this Agreement to any direct or indirect subsidiary of Tyler. This Agreement is not intended to confer any rights or benefits to any Person (including, without limitation, any employees of M-USA, M-Pak, or M-Int’l) other than the parties to this Agreement and the indemnification rights pursuant to Section 6.01 to the Tyler Parties and pursuant to Section 6.02 to the Stockholder Parties.
     Section 7.06. Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated by this Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.
     Section 7.07. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including, without limitation, failure to take all actions as are necessary on its part to the consummation of the transactions contemplated by this Agreement or any violation of the covenants set forth in Sections 5.06 and 5.07, may cause irreparable injury to the other parties for which damages, even if available, may not be an adequate remedy. Accordingly, each party hereby agrees that any other party may seek injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations under this Agreement or any Ancillary Agreement.
     Section 7.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Texas, without giving effect to any conflicts-of-law, rule, or principle that might require the application of the laws of another jurisdiction.
     Section 7.9. Jurisdiction; Venue; Service of Process. Each party hereby consents and agrees that the federal or state courts of the State of Texas (located in Dallas, Texas) shall have jurisdiction to hear, determine, and enforce any claims or disputes arising out of or related to the provisions of this Agreement. Each party hereby irrevocably waives any objection to the laying of venue in such courts, including, without limitation, any claim based on improper venue or forum non conveniens. Nothing in this Agreement shall be deemed or operate to preclude the enforcement of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce such judgment or order in any other forum. Each party hereby agrees that service of all writs, process, and summons in any suit, claim, action, or proceeding arising out of or related to the provisions of this Agreement may be made by certified mail, return receipt requested, in accordance with Section 7.01.
     IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TYLER TECHNOLOGIES, INC.,
a Delaware corporation

By:

Name:	H. Lynn Moore, Jr.
Title:	Vice President and General Counsel

STOCKHOLDERS

M.A. “Sid” Siddiqui

Syed Abu Fahad

Mohammed Asif

SCHEDULES AND EXHIBITS
Disclosure Schedules:

Schedule 3.01(c)	Equity Interest Holders of M-Int’l
Schedule 3.07(a)	Company Financial Statements
Schedule 3.07(c)	Liabilities
Schedule 3.10(a)	Employee Plans
Schedule 3.10(c)	Employees Not Terminable At Will
Schedule 3.10(e)	Employer Contribution Plans
Schedule 3.10(j)	Employment, Severance, and Non-Compete Agreements
Schedule 3.11(b)	Extensions to File Tax Returns
Schedule 3.11(c)	Tax Audits
Schedule 3.11(g)	Interests in Foreign Corporations
Schedule 3.11(i)	Tax Liability to Company Caused by this Agreement
Schedule 3.14	Insurance
Schedule 3.16	Company Intellectual Property
Schedule 3.17	Environmental Matters
Schedule 3.18(a)	Material Contracts
Schedule 3.18(b)	Material Permits, Licenses, and Registrations
Schedule 3.18(c)	Consents Required; Terminable Contracts / Permits
Schedule 3.20(a)	Employees
Schedule 3.20(b)	Employee Loans
Exhibits:

Exhibit A-1	Form of Employment Agreement for M.A. “Sid” Siddiqui
Exhibit A-2	Form of Employment Agreement for Syed Abu Fahad
Exhibit A-3	Form of Employment Agreement for Mohammed Asif
Exhibit B-1	Certificate of Corporate Secretary of M-USA
Exhibit B-2	Certificate of Corporate Secretary of M-Pak
Exhibit B-3	Certificate of Corporate Secretary of M-Int’l
Exhibit C	Assignment of Copyright